Conference Call Transcript

LRN — Q4 2008 K12 INC Earnings Conference Call

Event Date/Time: Sep. 09. 2008 / 8:30AM ET

CORPORATE PARTICIPANTS

Keith Haas, K12 Inc. — VP, Financial Planning & IR

Ron Packard, K12 Inc. — Founder and CEO

John Baule, K12 Inc. — COO & CFO

CONFERENCE CALL PARTICIPANTS

Sara Gubins, Merrill Lynch — Analyst

Kelly Flynn, Credit Suisse — Analyst

Suzi Stein, Morgan Stanley — Analyst

Jeff Silber, BMO Capital Markets — Analyst

Amy Junker, Robert W. Baird & Company, Inc. — Analyst

Charles Nguyen, Neuberger Berman, LLC — Analyst

RESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Fourth Quarter and Full Year 2008 K12 Earnings Conference Call. My name is Katie, and I’ll be your coordinator for today. At this time all participants will be in a listen-only mode. We will be facilitating a question and answer session towards the end of this conference.

(Operator Instructions)

I would now like to now turn the call over to Mr. Keith Haas, Vice President of Financial Planning and Investor Relations. Sir, you may proceed.

Keith Haas — K12 Inc. — VP, Financial Planning & IR

Thank you. Good morning, and welcome to the K12 Fourth Quarter and Full Year 2008 Earnings Conference Call. Before we begin, the Company would like to remind you that statements made during this conference call, and that are not historical facts, may be considered forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied. In addition, this conference call contains time-sensitive information that reflects management’s best analysis only as of the date of this live call.

K12 does not undertake any obligation to publicly update or revise any forward-looking statements. For further information concerning issues that could materially affect financial performance related to forward-looking statements, please refer to K12’s Form 10-Q filings, and other related Company documents filed with the SEC on the Investor Relations section of our website, www.k12.com.

In addition to disclosing results in accordance with generally accepted accounting principles in the U.S., or GAAP, we will discuss certain information that is considered non-GAAP financial information. A reconciliation of this non-GAAP financial information to the most closely comparable GAAP information was included in our earnings release yesterday, and is also posted on the Investor Relations section of our website.

This call is open to the public, and is being webcast simultaneously on our website, and will be available for replay there for 60 days. With me on today’s call are Ron Packard, Founder and Chief Executive Officer, and John Baule, Chief Operating Officer and Chief Financial Officer. Following our prepared remarks, we will answer any questions you may have.

I will now turn the call over to Ron Packard.

Ron Packard — K12 Inc. — Founder and CEO

Good morning, and welcome to K12’s Fiscal Year 2008 Earnings Call. Obviously, we are very pleased with our financial results for the year, and also with our business-development success. The concept of virtual education is becoming more accepted in the United States and around the globe, which positions us well for continued growth.

As this market grows, K12 plans to expand its share by continuing to invest in educational quality, hiring great people with a passion for education, and improving student recruitment. We ended the year with revenue of $226 million, an increase of 61% over last year, and EBITDA of $25.6 million — more than double last year’s amount. These results were fueled primarily by an increase in enrollments in existing states.

As many of our customers originate from referrals, we believe our high customer satisfaction contributed to the same — strong same-state growth. The fact that same-state growth remains strong bodes well for the future. We were also pleased to see EBITDA more than double, as our operating model begins to scale. We will continue to work hard as our business grows to focus on the cost side, as well as the revenue side, and improve our operating leverage.

In addition to existing state growth, we continue to add new states. Not only is that important to K12 from a financial aspect, but is also necessary for the fulfillment of our mission — to make our world-class curriculum and instruction available to every child who wants access to it, regardless of their location or economic status.

During the past six months, we have entered into long-term contracts to serve virtual public schools in four new states — Oregon, South Carolina, Indiana, and Hawaii. In Indiana, we are opening hybrid schools in Indianapolis and Muncie, similar to the one we now operate in Chicago.

Our existing state-wide virtual-school partner in Minnesota also recently added our high school program. Overall, this brings us to 21 states in which we are able to serve public-school students in K12-managed public schools. We are pleased with the pace at which we have been able to open new states this year, which is faster then we had contemplated six months ago.

We hope this is the beginning of a trend as public virtual schools become more accepted and are seen as a positive educational choice for states, as they provide good results for children and are a value to the taxpayer, as they are generally funded at a lower per-pupil rate than the traditional brick-and-mortar public schools.

Beyond strong same-state performance and new states, our growth was also aided by our high school expansion. We are now at the stage where almost all of the courses for our high school program are proprietary. This will create a more cohesive and relevant experience for a wider range of high school students.

Over the last year, we continued to develop new proprietary courses for high school, as well as replace licensed courses. As a result, our high school catalogue has grown to over 160 semester courses — over three times the number that a four-year high school student would typically take. This provides the virtual high school student with more flexibility and choice than a traditional high school.

We recognize that high school consists of more than courses. Towards that end, we have added a number of tools and social activities that differentiate our offering, and ultimately provide our high school students with a superior experience and education. At the same time, we are proceeding with our international-expansion initiative.

In January, we opened the K12 International Academy, a fully accredited tuition-based online private school, which serves students in the U.S. and throughout the world. We have already enrolled students from 18 different countries. The school allows students from all over the world to access K12’s outstanding curriculum, systems and teaching practices.

While we do not expect these international operations to have a material impact on our revenue in fiscal year 2009, we believe that we are planting a seed which will generate long-term growth. With K12’s rapid growth and continued desire for innovation, we sometimes have growing pains or initiate pilots that do not provide the desired results.

Recently, concerns were raised in Internet blogs about our outsourcing of essay reviews to a corporation in India. K12 did initiate such a pilot, but we have discontinued this teacher-assistance program, and it is no longer offered in any of the virtual public schools we serve.

This essay-review service was not outsourcing designed to replace teachers, but an extra cost K12 incurred to allow students to have more frequent feedback on their essay drafts, and thus, become better writers. Despite occasional glitches like this, we will continue to innovate and experiment through various pilots as a means for improving the student learning experience.

Fast growth is often accompanied by some minor disruptions. The new state openings and rapid in-state growth have caused some issues in our material supply chain, but those have either been remedied or are being resolved. We have also experienced some system downtime in the first few days of school, as we have absorbed the large increase in students.

We are looking forward to the coming year, and extremely pleased with the large demand for our products and services. We expect revenues to exceed $300 million for the fiscal year 2009. This increase in revenue will be driven primarily by enrollment growth, as per-pupil revenue will go up only slightly. We are particularly happy to see that existing states continue to grow rapidly, and are also pleased to be adding new states.

We anticipate that operating margins will improve by 1% to 2% over fiscal year 2008. While operating leverage is increasing faster than we anticipated, and we could potentially expand margins more, we are not committing to do that at this point, because we plan to invest in both student growth and educational quality, which should help us seize share.

The growth we are currently experiencing leads us to believe that we can continue to expand the business at high rates, and we do not intend to miss this opportunity. We believe seizing this opportunity is the best way to build long-term shareholder value. All children deserve an outstanding education, and K12 intends to deliver it to as many students as possible.

To provide you with more color, I will turn it over to John Baule to walk you through the fourth-quarter and year-end financial results.

John Baule — K12 Inc. — COO & CFO

Thanks, Ron. I’d like to spend a little time providing a wrap-up of the full year 2008 results. First, though, let me provide a few of the highlights for the fourth quarter. Revenue for the fourth quarter was $56.5 million, an increase of 59% over the same quarter in 2007.

From an earnings standpoint, we had a loss from operations of [$0.7 million] for the quarter, largely attributable to increased selling costs to drive enrollments for the upcoming school year. This compares with a loss of $4.2 million in the fourth quarter last year. EBITDA for the fourth quarter was positive $3 million, compared with a negative $1.4 million last year.

During the fourth quarter, based on the determination that it was likely that the Company would have sufficient future profitability to utilize our cumulative net operating losses, we reversed the valuation allowance that we were maintaining on our deferred tax assets. The result of this was a one-time tax benefit in the fourth quarter of $17.3 million.

As a result, net income for the quarter on a GAAP basis was $17.1 million. Excluding this tax benefit, we would have had a net loss for the fourth quarter of $200,000, and a net loss per share of $0.01. Now, let me turn to the full-year results for fiscal 2008.

In aggregate, this was a stellar year for K12. For the year ended June 30, 2008, revenues increased by 61% to $226 million, compared with $141 million in fiscal 2007. This growth in revenues was driven by strong enrollment performance, as well as an increase in the percentage of enrollments associated with managed schools, to 82% up from 76.9% in the prior year.

Average enrollments for the year were 40,859, an increase of 51% over the previous year. The growth in enrollments was the result of both growth in new states and continued growth in our existing states. For the year, enrollments in states where we have been operating for more than one year grew 40% over the prior year, while new states opened in 2008 contributed 11% to the overall enrollment growth.

EBITDA for the full year more than doubled to $25.6 million, from only $12.1 million in fiscal ‘07. EBITDA margins increased from 8.6% in fiscal ‘07 to 11.3% in fiscal ‘08, a 270-basis-point improvement. Operating income increased to $13 million, up 176% compared with the prior-year operating income of $4.7 million.

As a percentage of revenues, operating margins increased by 240 basis points to 5.8% of revenues. This increase was attributable to additional leverage gained on our corporate and product development infrastructure. From a percentage-of-revenue standpoint, we gained 540 basis points on the selling and administrative line of the P&L, and 190 basis points on the product development line.

These gains were offset by a 390 basis point increase in instructional costs and services as a percentage of revenues, reflecting the higher per-student costs associated with our high school offerings, which have not yet attained scale, and also with the increase in percentage of enrollments associated with managed schools.

Net income for fiscal 2008 on a GAAP basis was $33.8 million. This figure includes a one-time tax benefit of $27 million related to the aforementioned reversal of the deferred tax-asset-valuation allowance. If you exclude that item, net income would have been [$6.8 million] for fiscal ‘08, compared with net income of $3.9 million in fiscal ‘07.

Our book tax rate for the year was 46.6%, and excluding the one-time tax benefit, book taxes would have been $5.9 million. Diluted net income per share on a pro forma basis was $0.26. This assumes the conversion of preferred stock at the beginning of fiscal ‘08, and excludes the one-time tax benefit. On a GAAP basis, diluted net income per share was $1.10.

With regard to fiscal ‘09, as most of you know, we enroll the majority of our students in the first quarter of our fiscal year, the quarter which ends on September 30th. Accordingly, we will provide annual revenue and earnings guidance for fiscal year 2009 when we report on our first quarter in November.

As Ron mentioned, we expect revenues to at least exceed $300 million for the full year 2009. We also anticipate that operating margins will improve by 1% to 2% over fiscal 2008, as we balance our margin goals with the opportunity to drive additional revenues. And, again, I will provide you with a more detailed outlook in November with regard to both revenues and earnings.

And with that, I’ll turn it back over to Ron.

Ron Packard — K12 Inc. — Founder and CEO

Thank you, John. In sum, we have enjoyed our first year as a public company, and we are looking forward to the upcoming year. I would like to thank all of the investors who believed in our mission and invested in K12. We will continue to work hard, strive to deliver value, and most importantly, provide a great public educational choice to families in need.

Now, we will be happy to take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Sara Gubins from Merrill Lynch. Please proceed.

Sara Gubins — Merrill Lynch — Analyst

Hi, thank you. Good morning.

Ron Packard — K12 Inc. — Founder and CEO

Good morning.

Sara Gubins — Merrill Lynch — Analyst

Could you talk a bit about your plans for marketing spend to drive enrollment in the fall, and presumably beyond ? And also, just — if you could talk a bit about the seasonality of all

Ron Packard — K12 Inc. — Founder and CEO

Well the seasonality of it — we start — the fourth quarter, obviously, has heavy marketing spend, and as does the first, as we’re recruiting for the fall school year. So we — all the spend for what this current year is, primarily, was included in the fourth quarter results that we just presented today.

And we continue to see large growth opportunities in our core business in existing states. And we plan to take advantage of those opportunities by student — by doing heavy student recruiting.

Sara Gubins — Merrill Lynch — Analyst

Okay, great. Any update on what referral rates are like at this point?

Ron Packard — K12 Inc. — Founder and CEO

What I’ll say to that is referral rates have not decreased at all, and we actually are seeing an uptick in the referral rates. So, it’s still a significant source of student growth.

Sara Gubins — Merrill Lynch — Analyst

Okay. And then, Ron, you mentioned, in your prepared remarks, that there have been some issues in the material supply chain, and some system downtime in the first couple of days of school. Could you provide some more detail on that?

And, also, I think it was last first quarter where there was a gross-margin hit because enrollment had come in kind of better than expected. And so, therefore, you had to get materials more towards the last minute. Was that an issue at all in this quarter? Was that part of the problem with the supply chain?

Ron Packard — K12 Inc. — Founder and CEO

We will — that would definitely happen this quarter. As you know, we — the large growth — when a company is growing at the rate that K12 is — when you’re trying to project growth, you’re not always perfect on that. And there were some — the issue was getting all of the customers or materials as fast as we would like to get them.

Those have largely been resolved or are being resolved. We’re not expecting a major hit financially because of that. The system downtime is something — you can bench-test the system as much as possible, but until you actually hit it with a heavy load, you don’t necessarily have all of the little glitches out.

We believe those have also been resolved. We had about eight to 10 hours of downtime over the whole cumulative launch over the last three or four weeks. So we’re not talking about a major issue, but I wanted to make everybody aware of it.

Sara Gubins — Merrill Lynch — Analyst

Okay.

John Baule — K12 Inc. — COO & CFO

Sara, one thing I would say to your other question, if you were looking at the first quarter of last year. I’d differentiate the two situations, because the first quarter of last year was due to the fact that — we didn’t have enough inventory to supply the big enrollment surge that we saw. This year, we have the inventory. We just — there’s so much going out that it’s taking us longer to get it in the boxes to ship it out.

Sara Gubins — Merrill Lynch — Analyst

Okay. And I’m wondering if that impacts the revenue recognition for it during the first quarter — if some of that would kind of move into the second quarter.

John Baule — K12 Inc. — COO & CFO

No. I don’t think that’s going to have much impact at all, because what we’re talking about is a few days around the start of school. And all our schools start well before the end of the first quarter.

Sara Gubins — Merrill Lynch — Analyst

Got it. Okay. And then, last question, and I’ll turn it over. Can you give us an update on how big high school enrollment is as a percentage of your total?

Ron Packard — K12 Inc. — Founder and CEO

We’ll discuss that at the November call.

Sara Gubins — Merrill Lynch — Analyst

Oh, even for the fourth quarter?

Ron Packard — K12 Inc. — Founder and CEO

Oh, for last year? I thought you were looking forward. I’m sorry.

Sara Gubins — Merrill Lynch — Analyst

Oh, I’d take both. But I meant for the fourth quarter.

Ron Packard — K12 Inc. — Founder and CEO

For the year, I think it was approximately 14% of our enrollments — were in high school.

Sara Gubins — Merrill Lynch — Analyst

Okay, great. Thanks very much.

Ron Packard — K12 Inc. — Founder and CEO

For the full year.

John Baule — K12 Inc. — COO & CFO

Thank you, Sara.

Operator

Your next question comes from the line of Kelly Flynn from Credit Suisse. Please proceed.

Kelly Flynn — Credit Suisse — Analyst

Thanks. I have a couple questions. On the $300 million minimum revenue target, can you give us a sense — I recognize you don’t want to give a lot of detail, but any sense of what the assumptions are for enrollments from new states versus same-state growth?

Ron Packard — K12 Inc. — Founder and CEO

I think all we factored in are the enrollments for the four new states that you’ve —

Kelly Flynn — Credit Suisse — Analyst

Right. But are those — I mean, if you looked at the sort of press releases and things that have been put out by either you guys or the states, it looks like about 2,000 students. Is that right?

Ron Packard — K12 Inc. — Founder and CEO

I don’t think that’s far off, Kelly. We’ll give a lot more clarity on that in the November call. But let me say this — I mean, same-state sales growth was strong, and obviously, the bulk of that increase is being driven by that.

Kelly Flynn — Credit Suisse — Analyst

Okay. And then, just a follow-up — kind of what Sara was asking — given the seasonality in the business, would you be willing to give us any help with earnings guidance for the first quarter, to avoid a huge range of estimates out there?

John Baule — K12 Inc. — COO & CFO

I’m going to keep staying away from quarterly guidance, Kelly, because, like I’ve been saying all along, I really think thinking about our business on a full-year basis is the way to do it. And I know once I kind of start that on the quarters, it’s a slippery slope downward.

Kelly Flynn — Credit Suisse — Analyst

Okay. Fair enough. And then, on state funding, you implied a bit of what you’re seeing in the guidance comments, but could you get more specific on how the economy is impacting state funding levels? And you’ve mentioned California and Florida in the past could you give an update on those and on any other states where you might be seeing a significant change?

Ron Packard — K12 Inc. — Founder and CEO

Well, I don’t think we’re seeing a significant change in anywhere other then Florida. I mean, I think some states with tight fiscal budgets you see a smaller increase then you would in normal years in terms of per-pupil funding we receive. Florida is a specific case where the school is actually a line item in the state budget, and therefore, more vulnerable, shall we say. So Florida will have decreased revenue for the year relative to this past year.

But because Florida is only 950 students, and a very, very small part of K12’s overall revenue, we don’t think the impact of what happens in Florida is going to be material to our overall results — if that helps. The other states, we’re just a little less then typical, perhaps, but nothing far from normal.

Kelly Flynn — Credit Suisse — Analyst

Okay. And then, finally, should we use the 40% tax rate in ‘09?

John Baule — K12 Inc. — COO & CFO

We’re going to give guidance on that when we do the first quarter, because of the provision. That seems — 46.6% was the rate this year. I would think 40% would seem a little bit aggressive.

Kelly Flynn — Credit Suisse — Analyst

Okay. Thank you.

Operator

Your next question comes from the line of Suzi Stein from Morgan Stanley. Please proceed.

Suzi Stein — Morgan Stanley — Analyst

Okay. Most of my questions have been answered, but I’m just — I just want to clarify on the high school development of curriculum. You gave some numbers, but can you talk, maybe, on a percentage basis about how complete that is, and how much more development you have to go on that end?

John Baule — K12 Inc. — COO & CFO

Well, I’ll just start off by saying last year, we had said that approximately 60% of the courses that we deliver via high school were proprietary, with the remainder being the licensed courses.

This year, we anticipate that the percentage of courses that are proprietary will be above 90%. So the core offering, I think it’s fair to say, is complete.

You wanted to add on to that?

Suzi Stein — Morgan Stanley — Analyst

Okay.

Ron Packard — K12 Inc. — Founder and CEO

And that’s by course enrollments, not by number of courses. You know, high school is going to continually have more and more electives. And a lot of those that are — that serve a small number of kids may never be K12-proprietary, for that matter. But all of the courses that comprise the bulk of the actual student enrollments are already K12-proprietary, as of this year.

Suzi Stein — Morgan Stanley — Analyst

Okay, all right. And just a question — looking ahead, what are you doing to sort of manage your inventory and demand a little better for next year, now that you have a couple of more years behind you of overwhelming demand? I guess it’s a high-class problem to have, but what are you doing to try to manage that better?

John Baule — K12 Inc. — COO & CFO

Well, this year, it wasn’t so much that — this year, we solved the inventory problem. We had plenty of inventory. Our problem is shipping it out. What we did this year was we switched to a new logistics vendor to be able to scale up even faster. So we think we’re going to see a lot of productivity on that front, going forward.

Suzi Stein — Morgan Stanley — Analyst

Okay. All right, thank you.

Operator

(Operator Instructions)

Your next question comes from the line of Jeff Silber from BMO Capital Markets Please proceed.

Jeff Silber — BMO Capital Markets — Analyst

A few follow-up questions. The first one is on enrollment for the current fiscal year — fiscal year ‘09. I know you’re not giving specific guidance right now, but in terms of the mix between managed schools and non-managed schools, should it be fairly comparable to what we saw in fiscal year ‘08?

John Baule — K12 Inc. — COO & CFO

I mean, I think it’s safe to say that it’s going to probably increase a little bit, just because when we do add these fully managed schools, they tend to grow much more rapidly.

Jeff Silber — BMO Capital Markets — Analyst

And that will have the accompanying impact on gross margins, correct?

John Baule — K12 Inc. — COO & CFO

Yes. That will have an impact on the margins. Yes.

Jeff Silber — BMO Capital Markets — Analyst

Okay, great. And, again, I know you’re not giving specific quarterly guidance, but, looking back to last quarter the implied guidance for 4Q ‘08 revenues would have been down somewhat from the third quarter. That did not happen. Can you tell us why? And, also, should we expect the same type of seasonality in terms of revenues for fiscal year ‘09?

John Baule — K12 Inc. — COO & CFO

That’s a great question, Jeff. I think the primary reason is that when we — that’s why I say all the time that you have got to think about our business on a full-year basis, because our students are funded at an annual per-enrollment funding level.

And what happens is we make estimates during the quarter of the full-year revenues and the full-year expenses of the schools that we operate. And all those estimates get trued-up at the end of the year.

And sometimes they’ll balance against each other and you’ll come out exactly where we forecast. And sometimes they’ll — you’ll have been conservative a little more than you were non-conservative, and you’ll end up — where we are, which is a little better revenue in the quarter than we had expected.

Jeff Silber — BMO Capital Markets — Analyst

Okay, great. And then, just on more follow-up on the system downtime issues — are there any funding issues related to that? What I mean by that — do certain states require a certain number of minimum hours, and because of this issue, some of the funding may be at risk?

Ron Packard — K12 Inc. — Founder and CEO

No, we don’t anticipate — I mean, again, the system downtime was very little. It’s basically a blip in the radar screen. But, obviously, we want to be up 100% of the time. But to even have an hour, to us, is a lot. So — but, no, we don’t anticipate that.

Jeff Silber — BMO Capital Markets — Analyst

Okay, great. Thanks. I’ll drop back in the queue.

Operator

Your next question comes from the line of Amy Junker from Robert Baird. Please proceed.

Amy Junker — Robert W. Baird & Company, Inc. — Analyst

Thanks, and good morning. If I could just touch, again, on the gross margin, as we — for the full year, as we think about that — as high school continues to ramp as a percentage of total revenue, John, would you expect that to be down again year-over-year, just as that grows, and as managed schools ramp up as a percentage of the total?

So, should we expect a continued contraction there? Or, could we see some leverage in that line item?

John Baule — K12 Inc. — COO & CFO

I think we’re going to give more detailed guidance on that for the year — well, at least with operating margins when we do the next-quarter call. It’s hard to say at this point.

I mean, I think what we’ve said all along is that we think, over time, our high school margins will improve and approximate our K-through-eight. But whether that happens next year or longer term, we’re not sure yet.

Amy Junker — Robert W. Baird & Company, Inc. — Analyst

Okay. And then, if I could just ask, perhaps — on some of the states that you have caps in — Texas recently doubled its cap. What do you think is the potential for other states?

And I think you’re in, maybe, seven that have caps right now, not including South Carolina and the newer states, but to move those states — to move those caps up are you seeing an increased willingness from the states to broaden those up?

Ron Packard — K12 Inc. — Founder and CEO

Amy, as I’ve mentioned, it’s hard for me to comment on the likelihood of political processes happening and that’s why we don’t build any new states into our models. What I will say is that we’re working very hard to try to continually expand those caps.

And I think the fact that the schools represent a good bargain to taxpayers, they offer a great choice for every single family in those states. And it’s often the only policy change that a state can make that will actually give every family in that state a choice. We’re, obviously, optimistic enough to keep working at this. And I believe, over time, we’ll have success there. But it’s hard for me to predict exactly how much and when.

Amy Junker — Robert W. Baird & Company, Inc. — Analyst

Understand. And then, last question I’ll just ask — on the newer states that you’ve been approved in South Carolina, Hawaii, Oregon, Indiana. Those all have caps on them. Can you share, maybe, a little bit with how those typically ramp?

I assume — and I don’t need specific numbers, and I know it varies on state-by-state, but I assume there’s some pent-up demand. Is it fair to say you typically reach those caps relatively quickly because of the demand that’s there?

Ron Packard — K12 Inc. — Founder and CEO

Yes. That’s a very safe assumption, in the sense that we don’t have any, I believe, schools with caps bigger than they have enrollment. I mean, we fill those up very quickly. So there is pent-up demand. There’s large waiting lists in almost every place in which we have a cap. So the demand is not the issue. In fact, having a large waiting list is helpful, as we try to expand the cap.

Amy Junker — Robert W. Baird & Company, Inc. — Analyst

Perfect. Thanks.

Operator

Your next question comes from the line of Sara Gubins from Merrill Lynch. Please proceed.

Sara Gubins — Merrill Lynch — Analyst

Thank you. Just two quick questions — the first is, when do you expect to pay cash taxes — what year?

John Baule — K12 Inc. — COO & CFO

I couldn’t tell you that without giving you a forecast for the earnings, but it’s not next year.

Sara Gubins — Merrill Lynch — Analyst

Okay. And then, to the extent that you can talk about it, I’m wondering about your expectations or kind of the potential impact of the presidential elections on your operations, and an ability to expand.

Ron Packard — K12 Inc. — Founder and CEO

Well, our business expansion is driven a lot by — much more by local state politics than it is by national politics. So I don’t — we don’t have any opinion on the presidential election and how it will affect our business.

Most of our growth will come from existing state growth and we’re going to continue to drive that. And I think this is not a partisan issue. Education should not be a partisan issue. And we believe we can work successfully in any environment.

Sara Gubins — Merrill Lynch — Analyst

Thank you.

Operator

Your next question comes from the line of Charles Kantor from Neuberger. Please proceed.

Charles Nguyen — Neuberger Berman, LLC — Analyst

Hi, guys. It’s actually Charles Nguyen, here. Two questions — how have you changed your marketing strategy this year, given the strength of the referrals? And then, secondly, can you give us an update on the school in Dubai?

Ron Packard — K12 Inc. — Founder and CEO

All right. Well, I don’t think we went through any change in marketing strategy. I mean, I think we’re getting constantly more and more sophisticated on how we employ the tactics. But, essentially, I think our strategy is essentially the same we’re just getting better at is as we get more sophisticated, which is, I think, true of every part of our business.

As we’ve mentioned, the school in Dubai and the International Private Academy is — we’re very happy where it is. We don’t think it will be material this year, but we’re seeing student demand. I don’t think we’ve figured out the student recruiting completely.

It’s our first year, as we try to recruit globally. But we’re happy where we are. We’re seeing very satisfied families. We’re seeing demand. So, as the years come, we think this eventually will become a strong business for us.

Charles Nguyen — Neuberger Berman, LLC — Analyst

Okay, thanks — great quarter.

Ron Packard — K12 Inc. — Founder and CEO

Thank you.

Operator

At this time, sir, I’m showing you have no further questions. I would like to now turn the call back over to management for closing remarks.

Ron Packard — K12 Inc. — Founder and CEO

As there are no more questions, I’d like to mention that we will be presenting at the BMO Back-To-School Education Conference tomorrow, and I hope to see some of you there.

Thanks again for your participation in the call today.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference call. You may now disconnect. Have a wonderful day.

END